Exhibit 99.1

FOR RELEASE, Friday, March 27, 2009	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
LOS ANGELES (March 27, 2009) – KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its first quarter ended February 28, 2009. Results include:
•	Total revenues of $307.4 million in the first quarter of 2009 were down 61% from $794.2 million in the year-earlier quarter, primarily due to lower housing revenues. First-quarter housing revenues of $304.5 million declined 58% from $726.7 million in the first quarter of 2008, reflecting a 51% decrease in homes delivered and a 15% decrease in the average selling price. The Company delivered 1,445 homes at an average selling price of $210,700 in the first quarter of 2009, compared to 2,928 homes at an average selling price of $248,200 a year ago.

•	The Company generated a net loss of $58.1 million, or $.75 per diluted share, for the quarter ended February 28, 2009, compared to a net loss of $268.2 million, or $3.47 per diluted share, for the year-earlier quarter. Included in the current quarter net loss were pretax, noncash charges for inventory and joint venture impairments and land option contract abandonments of $32.3 million, a decrease of 86% from the $223.9 million of similar pretax, noncash charges included in last year’s first quarter net loss.

•	The Company ended the first quarter of 2009 with $1.13 billion of cash and cash equivalents, including $111.2 million of restricted cash. The Company’s debt balance at February 28, 2009 was $1.74 billion, down $203.6 million from $1.94 billion at November 30, 2008, mainly due to the maturity of $200.0 million of 8 5/8% senior subordinated notes on December 15, 2008. The Company had no cash borrowings outstanding on its revolving credit facility at the end of the first quarter of 2009, and the Company’s ratio of debt to total capital was 69.4% at February 28, 2009, compared to 70.0% at November 30, 2008 and 58.0% at February 29, 2008. Net of cash, the ratio was 44.1% at February
Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 Fax: 310.231.4222 kbhome.com

28, 2009, compared to 45.4% at November 30, 2008 and 35.1% at February 29, 2008.

•	Company-wide net orders for new homes in the first quarter of 2009 increased 26% to 1,827, up from 1,449 net orders in the same quarter of 2008, while the cancellation rate based on gross orders improved to 28% in the current period, down from 46% in the fourth quarter of 2008 and 53% in the first quarter of 2008. The Company had 2,651 homes in backlog representing approximately $559.8 million in future revenues at February 28, 2009, compared to a backlog of 4,843 homes representing future revenues of approximately $1.23 billion at February 29, 2008.

•	KB Home was the only national homebuilder to be named a 2009 Excellence in ENERGY STAR® Promotion Award winner by the U.S. Environmental Protection Agency. The award was given for the Company’s outstanding contributions to reducing greenhouse gas emissions by building ENERGY STAR qualified homes and educating homebuyers about the value of these homes.

•	During the first quarter of 2009, KB Home continued the nationwide launch of its new product line, The Open Series™, which are homes specifically designed and engineered for today’s housing market. These new designs are affordably priced to compete with resale and foreclosure homes and provide homebuyers with a level of choice in designing a new home typically available only with high-end custom homes. Built exclusively to ENERGY STAR specifications, they are among the most energy-efficient homes available to homebuyers today.

•	KB Home was ranked the #1 homebuilder on FORTUNE® magazine’s 2009 list of the “World’s Most Admired Companies.” This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking among its peers. The Company was recognized for its innovation, global competitiveness and social responsibility in designing and building attractive, affordable and increasingly energy-efficient homes.
          “KB Home continues to operate in a national housing market that is severely challenged by inventory oversupply, declining home prices, tightening lending standards, rising unemployment and weakening consumer confidence,” said Jeffrey Mezger, president and chief executive officer.  “In response, we continue adjusting our business to these market conditions to position the company for a return to profitability. Central to our strategy has been the nationwide rollout of our new series of innovative home designs—The Open Series—that we believe offer homebuyers greater energy efficiency, design flexibility and overall value than competing resale or new homes. We also remain sharply focused on improving our financial results through continually reducing our costs and streamlining our organizational structure, and on maintaining a strong financial position by lowering our debt and preserving or generating cash.”
          “Our progress on improving our performance was evident in the first quarter,” continued Mezger. “The favorable impact of our execution on strategic initiatives, combined with lower impairment charges, contributed to the significant reduction in our net loss from a year ago.  In addition, we successfully maintained our financial strength, ending the quarter with $1.13 billion in cash and substantial liquidity. Although we currently foresee no meaningful improvement in market conditions for the remainder of this year, we are confident that our intense customer focus and the many ongoing initiatives we have undertaken to adapt to today’s difficult housing environment will continue to differentiate KB Home from its competitors and enhance our long-term performance.”
          Revenues totaled $307.4 million for the quarter ended February 28, 2009, decreasing 61% from $794.2 million for the year-earlier quarter. The decrease was largely the result of a 58% year-over-year decline in housing revenues driven by fewer deliveries and a lower average selling price. The Company delivered 1,445 homes in the first quarter of 2009, down 51% from the first quarter of 2008, with each of the Company’s homebuilding segments reporting lower year-over-year deliveries. The Company’s average selling price in the period fell 15% year-over-year to $210,700, reflecting decreases of 21%, 19% and 24% in the Company’s West Coast, Southwest and Southeast regions, respectively, partly offset by a 3% increase in the Central region. Land sale revenues totaled $1.3 million in the quarter ended February 28, 2009, compared to $64.6 million in the year-earlier quarter.
          The Company’s homebuilding business posted an operating loss of $46.4 million in the first quarter of 2009, an 81% or $202.6 million improvement from the $249.0 million loss reported in the year-earlier quarter, mainly due to reduced inventory valuation adjustments and a higher housing gross margin. The current-quarter operating loss included pretax, noncash charges of $24.7 million for inventory impairments and land option contract abandonments. In the first quarter of 2008, the Company’s homebuilding operating loss included pretax, noncash charges of $110.3 million for inventory impairments and land option contract abandonments, and $77.2 million for impairments related to future land sales. Excluding the inventory-related valuation adjustments, the Company’s first quarter operating loss would have been $21.7 million in 2009 and $61.4 million in 2008. The Company’s housing gross profit margin, including pretax, noncash inventory impairment and abandonment charges, increased 11.1 percentage points to 4.9% in the first quarter of 2009, up from a negative 6.2% in the year-earlier quarter. Excluding inventory-related charges, the first quarter housing gross profit margin improved four percentage points to 13.0%, up from 9.0% in the same period of 2008. Land sales generated losses of $.2 million in the first quarter of 2009 and $76.1 million, including impairment charges of $77.2 million, in the first quarter of 2008. There were no such impairment charges in the first quarter of 2009.
          Selling, general and administrative expenses in the first quarter of 2009 decreased to $61.2 million from $127.6 million in the year-earlier quarter. The $66.4 million or 52% reduction was primarily attributable to the Company’s actions over the past several quarters to align its cost structure with lower revenue levels, including exiting underperforming markets, consolidating operating divisions, reducing its workforce, and implementing other overhead cost-saving and operational efficiency measures. Selling, general and administrative expenses increased to 20.1% of housing revenues in the first quarter of 2009 from 17.6% in the same period of 2008, due to the steep year-over-year decline in housing revenues.
          The Company’s equity in loss of unconsolidated joint ventures totaled $9.7 million in the first quarter of 2009, including impairment charges of $7.6 million, and $39.9 million in the first quarter of 2008, including $36.4 million of impairment charges.
          The Company’s financial services operations, which include its unconsolidated mortgage banking joint venture, generated pretax income of $1.7 million in the first quarter of 2009, down from $7.9 million in the year-earlier quarter. The decrease was largely due to a 56% decline in mortgages originated by the joint venture, reflecting the Company’s reduced home deliveries, and a 12% decrease in average loan size due to the generally lower average selling prices of the Company’s homes.
          The Company reported a net loss of $58.1 million, or $.75 per diluted share, for the quarter ended February 28, 2009, including pretax, noncash charges of $32.3 million for inventory and joint venture impairments and land option contract abandonments, and an after-tax charge of $22.7 million to record a valuation allowance against the net deferred taxes generated from the first-quarter loss. For the first quarter of 2008, the Company reported a net loss of $268.2 million, or $3.47 per diluted share, including pretax, noncash charges of $223.9 million associated with inventory and joint venture impairments and land option contract abandonments, and an after-tax charge of $100.0 million to record a valuation allowance against net deferred tax assets.
          The Company’s net orders for new homes totaled 1,827 in the first quarter of 2009, up 26% from 1,449 net orders in the same period of 2008. The Company’s cancellation rate as a percentage of gross orders improved to 28% in the first quarter of 2009, down from 46% in the fourth quarter of 2008 and 53% in the first quarter of 2008. As a percentage of beginning backlog, the cancellation rate was 31% in the first quarter of 2009, 23% in the fourth quarter of 2008 and 26% in the first quarter of 2008. The number of homes in backlog at February 28, 2009 decreased 45% on a year-over-year basis to 2,651 homes, while the corresponding backlog value declined 55% to approximately $559.8 million. Compared to year-end 2008 levels, homes and future revenues in backlog increased 17% and 7%, respectively, in the first quarter of 2009.

The Conference Call on the First Quarter 2009 earnings will be broadcast live today at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
KB Home, one of the nation’s leading homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957.  The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder on FORTUNE® magazine’s 2009 “World’s Most Admired Companies” list. This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange.  For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance.  We do not have a specific policy or intent of updating or revising forward-looking statements.  Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes and declining home prices, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government actions and regulations directed at or affecting the housing market, the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital, including our capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current product transition, geographic and market repositioning and cost reduction strategies; consumer interest in our new product designs; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2009 and February 29, 2008
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2009	2008
Total revenues	$307,361	$794,224

Homebuilding:
Revenues	$305,741	$791,308
Costs and expenses	(352,133)	(1,040,279)

Operating loss	(46,392)	(248,971)

Interest income	3,513	13,032
Interest expense, net of amounts capitalized	(8,652)	—
Equity in loss of unconsolidated joint ventures	(9,742)	(39,878)

Homebuilding pretax loss	(61,273)	(275,817)

Financial services:
Revenues	1,620	2,916
Expenses	(860)	(1,119)
Equity in income of unconsolidated joint venture	941	6,148

Financial services pretax income	1,701	7,945

Total pretax loss	(59,572)	(267,872)
Income tax benefit (expense)	1,500	(300)

Net loss	$(58,072)	$(268,172)

Basic and diluted loss per share	$(.75)	$(3.47)

Basic and diluted average shares outstanding	77,375	77,363

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28,	November 30,
	2009	2008
Assets

Homebuilding:
Cash and cash equivalents	$1,020,911	$1,135,399
Restricted cash	111,208	115,404
Receivables	161,031	357,719
Inventories	2,021,765	2,106,716
Investments in unconsolidated joint ventures	174,993	177,649
Other assets	95,582	99,261

	3,585,490	3,992,148

Financial services	52,531	52,152

Total assets	$3,638,021	$4,044,300

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$477,591	$541,294
Accrued expenses and other liabilities	645,960	721,397
Mortgages and notes payable	1,737,968	1,941,537

	2,861,519	3,204,228

Financial services	8,841	9,467
Stockholders’ equity	767,661	830,605

Total liabilities and stockholders’ equity	$3,638,021	$4,044,300

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2009 and February 29, 2008
(In Thousands — Unaudited)

	Three Months
	2009	2008
Homebuilding revenues:
Housing	$304,454	$726,714
Land	1,287	64,594

Total	$305,741	$791,308

	Three Months
	2009	2008
Costs and expenses:
Construction and land costs
Housing	$289,423	$771,993
Land	1,535	140,648

Subtotal	290,958	912,641
Selling, general and administrative expenses	61,175	127,638

Total	$352,133	$1,040,279

	Three Months
	2009	2008
Interest expense, net of amounts capitalized:
Interest incurred	$29,258	$38,502
Interest capitalized	(20,606)	(38,502)

Total	$8,652	$—

	Three Months
	2009	2008
Other information:
Depreciation and amortization	$1,826	$3,383
Amortization of previously capitalized interest	16,892	28,576

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2009 and February 29, 2008
(Unaudited)

	Three Months
	2009	2008
Average sales price:
West Coast	$309,200	$392,600
Southwest	195,800	242,100
Central	173,500	168,400
Southeast	174,000	229,800

Total	$210,700	$248,200

	Three Months
	2009	2008
Homes delivered:
West Coast	351	614
Southwest	267	740
Central	447	899
Southeast	380	675

Total	1,445	2,928

Unconsolidated joint ventures	23	75

	Three Months
	2009	2008
Net orders:
West Coast	459	539
Southwest	222	186
Central	622	231
Southeast	524	493

Total	1,827	1,449

Unconsolidated joint ventures	28	48

	February 28, 2009		February 29, 2008
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
(Dollars in thousands)
West Coast	689	$214,997	1,115	$438,505
Southwest	303	57,169	752	179,114
Central	892	153,538	1,343	236,725
Southeast	767	134,135	1,633	376,872

Total	2,651	$559,839	4,843	$1,231,216